Exhibit 99.1

THE CHILDREN’S PLACE NAMED WINNING BIDDER IN BANKRUPTCY AUCTION TO
ACQUIRE IP ASSETS OF GYMBOREE AND CRAZY 8

Secaucus, New Jersey – March 4, 2019 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that, as part of an auction held in connection with Gymboree’s bankruptcy proceeding, a wholly-owned subsidiary of the Company has entered into an Asset Purchase Agreement with Gymboree Group, Inc. and related entities to acquire intellectual property and related assets of Gymboree and Crazy 8 (the “Gymboree Assets”) for $76 million in cash.  The Gymboree Assets include the worldwide rights to the names “Gymboree” and “Crazy 8” and other intellectual property, including trademarks, domain names, design rights, and customer databases.  The acquisition of the Gymboree Assets is subject to the approval of the United States Bankruptcy Court for the Eastern District of Virginia at a hearing scheduled later today and other standard closing conditions.

The purchase price is expected to be funded by cash on hand and borrowings under the Company’s revolving credit facility. The acquisition is anticipated to be accretive to Adjusted EPS beginning in Fiscal Year 2020 following low teens percentage dilution to Fiscal Year 2019 Adjusted EPS as the Company makes incremental investments to support the strategic opportunities provided by the Gymboree Assets.

Jane Elfers, President and CEO said, “Gymboree’s recent bankruptcy announcement and our agreement to acquire the Gymboree Assets significantly strengthens our long-term position. Control of the Gymboree brand and IP will now allow us to meaningfully expand our previously targeted market share opportunity. The acquisition will be an attractive vehicle to expand our business across price and channel. It will provide us with a path to revitalize the Gymboree brand across various channels, including e-commerce, TCP stores, wholesale, and international.”

Ms. Elfers concluded, “We have always had a great deal of respect for the loyal Gymboree customer. We heard her passionate response to Gymboree’s merchandising changes loudly and clearly and we are prepared for the opportunity to fill the void for this product in the marketplace. Importantly, the Gymboree customer, like our customer, is digitally savvy and our accelerated investment in digital capabilities in 2018 puts us in a stronger position to be able to bring these new customers into our omni-channel ecosystem. We look forward to maximizing the multiple opportunities that this acquisition will provide to create value for our shareholders.”

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of February 2, 2019, the Company operated 972 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 217 international points of distribution open and operated by its eight franchise partners in 20 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2018. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693

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